UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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iPASS INC.
(Name of Registrant as Specified in Its Charter)

FOXHILL OPPORTUNITY MASTER FUND, L.P.
FOXHILL OPPORTUNITY FUND, L.P.
FOXHILL OPPORTUNITY OFFSHORE FUND, LTD.
FOXHILL CAPITAL (GP), LLC
FOXHILL CAPITAL PARTNERS, LLC
NEIL WEINER
RANDALL C. BASSETT
KENNETH H. TRAUB
PAUL A. GALLEBERG

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Foxhill Opportunity Master Fund, L.P. (“Foxhill”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of three nominees as directors at the 2009 annual meeting of stockholders (the “Annual Meeting”) of iPass Inc. (“iPass”) and the approval of a non-binding business proposal.  Foxhill has not yet filed a proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  On April 7, 2009, Foxhill delivered the following letter to the Board of Directors of iPass:

April 7, 2009

The Board of Directors
iPass Inc.
3800 Bridge Parkway
Redwood Shores, CA 94065

Via Facsimile and Overnight Mail

Gentlemen,

In light of the significant destruction in iPass shareholder value over the past several years, we would hope that the iPass Board would be particularly vigilant in setting appropriate management compensation parameters and generally protecting the remaining value of the Company.  Unfortunately, recent events have made us question whether the iPass Board continues to be remiss in its responsibilities.  While we still have significant concerns regarding corporate governance and strategic issues, as we highlighted in our press release dated March 3, 2009, recent iPass disclosures raise significant additional concerns regarding the Company, which we believe continue to demonstrate the Board’s seemingly absent oversight and lack of sensitivity to shareholder concerns.

1)
John D. Beletic has served on the iPass Board since 1999 and has served as Chairman of the Compensation Committee for over five years.  In the Company’s quarterly report on Form 10-Q filed on August 11, 2008, the Company reported that at the 2008 annual meeting of shareholders, Mr. Beletic received 14,637,523 withhold votes from shareholders with respect to his nomination as a director to the Board, which was more than any other director.  Nevertheless, on November 3, 2008, the Company announced that Mr. Beletic was promoted to Chairman of the Board.  We would like the Board to explain to shareholders why it decided to promote Mr. Beletic to Chairman given the Company’s poor performance during Mr. Beletic’s tenure on the Board and the clear concern expressed by shareholders with Mr. Beletic continuing as a director of the Company, let alone Chairman.

2)
On March 16, 2009, the Company filed a Separation Agreement dated October 31, 2008 with Kenneth Denman, the Company’s former President and Chief Executive Officer, which stated, “… the circumstances of your resignation do not qualify you for severance benefits under the terms of your offer letter agreement with the Company dated November 13, 2001, as amended.”  Nevertheless, Mr. Denman was granted severance benefits totaling $580,000, consisting of nine (9) months of base salary, a bonus severance amount of $47,250 as well as health insurance premiums for up to 18 months.  We question why the Board would authorize a payment of $580,000 in severance costs if Mr. Denman did not qualify for severance benefits under his original employment letter, particularly in light of the over 86% decline in the Company’s stock price from the Company’s initial public offering in July 2003 to the end of his tenure in October 2008.

3)
On April 3, 2009, the Company disclosed the performance metrics for its 2009 Annual Executive Management Bonus Plan.  In our opinion, none of the performance metrics relate to achieving profitability or a return on invested capital.  We believe this compensation scheme is continued evidence of the existing Board’s lack of interest in aligning management incentives with the objective of achieving profitability and enhancing shareholder value.

4)
Also on April 3, 2009, the Company described Evan Kaplan, the Company’s current President and Chief Executive Officer, as Chairman of the Board without disclosing the date of such appointment.   We believe the roles of Chairman and Chief Executive Officer should be separated.  In our opinion, a chairman who is independent at the time of appointment is in a much better position to run the Board in an even-handed manner, with the interests of shareholders being paramount.  We further believe that this consolidated power in combining the role of Chairman and Chief Executive Officer is further evidence of the poor corporate governance at iPass.

We believe these recent actions taken by the Board continue to demonstrate poor corporate governance practices and are a failure to align compensation with an appropriate measure of performance.  We believe our three independent director nominees will provide meaningful change to the Board and will be better suited to align management incentives with the enhancement of shareholder value.   We further believe the Board should avoid the expense of a proxy contest and immediately appoint our three nominees to the Board.  Our three nominees will bring substantial business leadership and corporate governance expertise to the iPass Board.

Sincerely,

Foxhill Capital Partners, LLC

/s/ Neil Weiner

Neil Weiner
Managing Member